Exhibit 99.1

TPG Specialty Lending, Inc. Announces Quarter Ended March 31, 2014 Financial Results; Declares Quarterly Dividend of $0.38 per share for the Second Fiscal Quarter of 2014

NEW YORK—(BUSINESS WIRE)—May 8, 2014—TPG Specialty Lending, Inc. (NYSE: TSLX) today reported net income of $25.3 million, or $0.61 per share, for the quarter ended March 31, 2014. Net investment income was $21.2 million, or $0.51 per share, for the first quarter. Net asset value (NAV) per share was $15.51 at March 31, 2014, up $0.10 per share as compared to the as adjusted pro forma NAV per share of $15.41 as detailed in the Prospectus from our initial public offering dated March 20, 2014, as a result of over-earning our dividend on a net investment income basis and net realized and unrealized gains during the quarter. The Company’s Board of Directors declared a first quarter dividend of $0.38 per share payable to stockholders of record as of March 31, 2014 that was paid on April 30, 2014.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.38 per share for its second fiscal quarter of 2014, which will be payable on or about July 31, 2014 to stockholders of record as of June 30, 2014.

FINANCIAL HIGHLIGHTS:

	(Amounts in thousands, except per share amounts) (Unaudited)
		Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Investments at Fair Value	$1,195,539	$1,016,451	$626,293
Total Assets	$1,251,464	$1,039,150	$805,151
Net Asset Value Per Share	$15.51	$15.52	$15.27
Investment Income	$33,481	$27,569	$20,802
Net Investment Income	$21,242	$16,993	$13,106
Net Realized and Unrealized Gains	$4,106	$4,063	$2,355
Net Income	$25,348	$21,056	$15,461
Net Investment Income Per Share	$0.51	$0.46	$0.40
Net Realized and Unrealized Gains Per Share	$0.10	$0.11	$0.07
Net Income Per Share	$0.61	$0.57	$0.47
Weighted Average Yield of Debt and Other Income Producing Securities at Fair Value	10.2%	10.4%	10.2%
Weighted Average Yield of Debt and Other Income Producing Securities at Amortized Cost	10.4%	10.6%	10.4%
Percentage of Debt Investment Commitments at Floating Rates	99%	99%	98%

Conference Call and Webcast

Conference Call Information:

The conference call will be broadcast live on the Investor Resources section of our website at http://www.tpgspecialtylending.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (224) 357-2393

Conference ID: 24693037

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. on May 9 through May 23 through a webcast link located on the Investor Resources section of our website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 24693037

Portfolio and Investment Activity

For the three months ended March 31, 2014, originations totaled $369.6 million, our third largest quarter since inception. This compares to $261.5 million for the three months ended December 31, 2013 and $92.5 million for the three months ended March 31, 2013.

For the three months ended March 31, 2014, we made new investment commitments of $314.6 million, $303.8 million in six new portfolio companies and $10.8 million in two existing portfolio companies. For this period, we had $101.2 million aggregate principal amount in exits and repayments, resulting in net portfolio growth of $187.0 million aggregate principal amount.

For the three months ended March 31, 2013, we made new investment commitments of $58.5 million, $58.0 million in two new portfolio companies and $0.5 million in one existing portfolio company. For this period, we had $84.5 million aggregate principal amount in exits and repayments, resulting in a net portfolio decrease of $26.0 million aggregate principal amount.

As of March 31, 2014 and December 31, 2013, we had investments in 30 and 27 portfolio companies, respectively, with an aggregate fair value of $1,195.5 million and $1,016.5 million, respectively.

As of March 31, 2014, our portfolio at fair value consisted of 82.4% first-lien debt investments, 17.0% second-lien debt investments, 0.4% mezzanine debt investments, and 0.2% equity investments. As of December 31, 2013, our portfolio at fair value consisted of 86.3% first-lien debt investments, 13.5% second-lien debt investments, and 0.2% equity investments.

As of March 31, 2014, 98.6% of our debt investments bore interest at floating rates, subject to interest rate floors. Our credit facilities also bear interest at floating rates.

As of March 31, 2014 and December 31, 2013, our weighted average total yield of debt and income producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.2% and 10.4%, respectively, and our weighted average total yield of debt and income producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.4% and 10.6%, respectively.

As of March 31, 2014, 97% of our debt investments by fair value were meeting all covenant and payment requirements, and we had no investments on non-accrual status.

Results of Operations for the Three Months Ended March 31, 2014 compared to the Three Months Ended March 31, 2013

Investment Income

For the three months ended March 31, 2014 and 2013, investment income totaled $33.5 million and $20.8 million, respectively. The increase in investment income for the quarter was primarily driven by strong asset growth as well as higher syndication, amendment, and agency fees earned during the first quarter of 2014.

Expenses

Net expenses totaled $12.2 million and $7.7 million, respectively, for the three months ended March 31, 2014 and 2013. The increase in net expenses was primarily due to higher average borrowings, higher incentive fees due to higher net investment income, and higher professional fees and other general and administrative expenses associated with servicing a growing investment portfolio.

Initial Public Offering, Liquidity and Capital Resources

On March 21, 2014, the Company completed its initial public offering, issuing 7,000,000 shares at $16.00 per share, and its concurrent private placement, issuing 3,124,984 shares at $16.00 per share. Net of underwriting fees and offering costs, the Company received total cash proceeds of $151.6 million.

In April 2014, an additional 1,050,000 shares of stock were issued pursuant to the exercise of the underwriters’ over-allotment option. Net of underwriting fees and offering costs, we received additional total cash proceeds of approximately $15.4 million.

As of March 31, 2014, we had $28.8 million in cash and cash equivalents, an increase of $25.3 million from December 31, 2013. The increase was primarily attributable to drawing cash for two existing investment upsizes, which funded immediately after the period ended, as well as cash received on March 31, 2014 from amortization and interest payments and a partial sell-down of one investment.

As of March 31, 2014, we had total debt outstanding of $402 million and an additional $336 million available to draw, subject to borrowing base limitations or other requirements. Our average stated interest rate on debt outstanding was 2.5% for the three months ended March 31, 2014, as compared to 2.8% for the three months ended March 31, 2013.

Financial Statements and Tables

TPG Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Income
Investment income:
Interest from investments	$31,118	$20,624
Other income	2,363	177
Interest from cash and cash equivalents	—	1

Total Investment Income	33,481	20,802

Expenses
Interest	3,824	2,250
Management fees	4,237	3,016
Incentive fees	4,473	2,729
Professional fees	1,172	582
Directors’ fees	72	71
Other general and administrative	916	528

Total expenses	14,694	9,176

Management fees waived	(2,464)	(1,484)

Net Expenses	12,230	7,692

Net Investment Income Before Income Taxes	21,251	13,110
Income taxes, including excise taxes	9	4

Net Investment Income	21,242	13,106
Unrealized and Realized Gains (Losses)
Net change in unrealized gains:
Investments	3,944	1,948
Translation of assets and liabilities in foreign currencies	1,771	—

Total net change in unrealized gains	5,715	1,948

Realized gains (losses):
Investments	—	407
Foreign currency forward contracts	(1,609)	—

Total realized gains (losses)	(1,609)	407

Total Unrealized and Realized Gains	4,106	2,355

Increase in Net Assets Resulting from Operations	$25,348	$15,461

Earnings per common share—basic and diluted (1)	$0.61	$0.47

Weighted average shares of common stock outstanding—basic and diluted (1)	41,539,083	32,560,424

(1)	The indicated amounts for the three months ended March 31, 2013 have been retroactively adjusted for the stock split which was effected in the form of a stock dividend.

TPG Specialty Lending, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $1,172,442 and $997,298, respectively)	$1,195,539	$1,016,451
Cash and cash equivalents	28,804	3,471
Interest receivable	8,936	4,933
Prepaid expenses and other assets	18,185	14,295

Total Assets	$1,251,464	$1,039,150

Liabilities
Debt	$402,077	$432,267
Management fees payable to affiliate	1,772	1,580
Incentive fees payable to affiliate	7,526	6,136
Dividends payable	19,717	14,810
Payable for investments purchased	4,864	1,974
Payable on foreign currency forward contracts	—	1,244
Payables to affiliate	2,051	2,668
Other liabilities	8,702	3,775

Total Liabilities	446,709	464,454

Commitments and contingencies
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 51,888,707 and 37,027,022 shares issued, respectively; and 51,887,708 and 37,026,023 shares outstanding, respectively	519	370
Additional paid-in capital	776,706	552,436
Treasury stock at cost; 999 shares	(1)	(1)
Undistributed net investment income	2,620	3,981
Net unrealized gains on investments and foreign currency translation	23,624	17,910
Undistributed net realized gains on investments, including foreign currency forward contracts	1,287	—

Total Net Assets	804,755	574,696

Total Liabilities and Net Assets	$1,251,464	$1,039,150

Net Asset Value Per Share	$15.51	$15.52

Our investment activity for the three months ended March 31, 2014 and 2013 is presented below (information presented herein is at par value unless otherwise indicated).

	For the three Months Ended
($ in millions)	March 31, 2014	March 31, 2013
New investment commitments:
Gross originations	$369.6	$92.5
Less: syndications/sell downs	55.0	34.0

Total new investment commitments	$314.6	$58.5
Principal amount of investments funded:
First-lien	$218.0	$48.0
Second-lien	65.0	10.5
Mezzanine	4.7	—
Equity	0.5	—

Total	$288.2	$58.5
Principal amount of investments sold or repaid:
First-lien	$101.2	$81.5
Second-lien	—	3.0
Mezzanine	—	—
Equity	—	—

Total	$101.2	$84.5

Number of new investment commitments in new portfolio companies	6	2
Average new investment commitment amount in new portfolio companies	$50.6	$29.0
Weighted average term for new investment commitments in new portfolio companies (in years)	4.7	5.3
Percentage of new debt investment commitments at floating rates	98.5%	100.0%
Percentage of new debt investment commitments at fixed rates	1.5%	—%
Weighted average interest rate of new investment commitments	9.1%	8.6%
Weighted average spread over LIBOR of new floating rate investment commitments	7.8%	7.5%
Weighted average interest rate on investments sold or paid down	9.4%	10.6%

As of March 31, 2014 and December 31, 2013, our investments consisted of the following:

	March 31, 2014		December 31, 2013
($ in millions)	Fair Value	Amortized Cost	Fair Value	Amortized Cost
First-lien debt investments	$984.7	$970.4	$877.2	$863.4
Second-lien debt investments	203.8	194.1	137.5	131.1
Mezzanine debt investments	4.7	4.6	—	—
Equity investments	2.3	3.3	1.8	2.8

Total	$1,195.5	$1,172.4	$1,016.5	$997.3

About TPG Specialty Lending, Inc.

TPG Specialty Lending, Inc. (“the Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSL is externally managed by TSL Advisers, LLC (the “Adviser”), an SEC-registered investment adviser with offices throughout the United States. The Adviser sources and manages TSL’s portfolio through a dedicated team of investment professionals with significant expertise in middle market lending. TSL leverages the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”), the dedicated special situations and credit platform of TPG, with over $9.1 billion of assets under management as of March 31, 2014, and the broader TPG platform, a leading global private investment firm with over $59 billion of assets under management as of December 31, 2013, as adjusted for commitments accepted on January 2, 2014. For more information, visit www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update any such forward-looking statements. TPG Specialty Lending, Inc. undertakes no duty to update any forward-looking statements made herein.